---------------------                                         ------------------
CUSIP NO. 318224 10 2                  13G                    Page 1 of 18 Pages
---------------------                                         ------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                                 FirePond, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   318224 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]      Rule 13d-1(b)

           [X]      Rule 13d-1(c)

           [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

---------------------                                         ------------------
CUSIP NO. 318224 10 2                  13G                    Page 2 of 18 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON      TCV III, L.P.
        See Item 2 for identification of its General Partner
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      131,845 (A)
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   0(A)
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    131,845 (A)
           REPORTING
          PERSON WITH         --------------------------------------------------
                              (8)     SHARED DISPOSITIVE POWER
                                      0(A)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      131,845(A)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [X]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.4%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------


(A) Please see item 4. Includes warrants which can be immediately exercised for a total of 1,035 shares of Common Stock.

---------------------                                         ------------------
CUSIP NO. 318224 10 2                  13G                    Page 3 of 18 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON      TCV III (Q), L.P.
        See Item 2 for identification of its General Partner
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      3,504,273(A)
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   0(A)
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    3,504,273 (A)
           REPORTING
          PERSON WITH         --------------------------------------------------
                              (8)     SHARED DISPOSITIVE POWER
                                      0(A)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    3,504,273(A)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [X]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            9.9%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------


(A) Please see item 4. Includes warrants which can be immediately exercised for a total of 27,502 shares of Common Stock.

---------------------                                         ------------------
CUSIP NO. 318224 10 2                  13G                    Page 4 of 18 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON      TCV III STRATEGIC PARTNERS, L.P.
        See Item 2 for identification of its General Partner
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      157,859 (A)
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   0(A)
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    157,859 (A)
           REPORTING
          PERSON WITH         --------------------------------------------------
                              (8)     SHARED DISPOSITIVE POWER
                                      0(A)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      157,859(A)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [X]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        0.4%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------


(A) Please see item 4. Includes warrants which can be immediately exercised for a total of 1,245 shares of Common Stock.

---------------------                                         ------------------
CUSIP NO. 318224 10 2                   13G                   Page 5 of 18 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON      TCV III (GP)
        See Item 2 for identification of its Managing General Partner
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      27,758(A)
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   0(A)
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    27,758(A)
            REPORTING
          PERSON WITH         --------------------------------------------------
                              (8)     SHARED DISPOSITIVE POWER
                                      0(A)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       27,758(A)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [X]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        0.1%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------


(A) Please see item 4. Includes warrants which can be immediately exercised for a total of 218 shares of Common Stock.

---------------------                                         ------------------
CUSIP NO. 318224 10 2                   13G                   Page 6 of 18 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON   TECHNOLOGY CROSSOVER MANAGEMENT III, L.L.C.
        See Item 2 for identification of its Managing Members
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      3,821,735 (A)
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   0(A)
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    3,821,735 (A)
           REPORTING
           PERSON WITH        --------------------------------------------------
                              (8)     SHARED DISPOSITIVE POWER
                                      0(A)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    3,821,735(A)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      10.7%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------


(A) Please see item 4. Includes warrants which can be immediately exercise for a total of 30,000 shares of Common Stock.

---------------------                                         ------------------
CUSIP NO. 318224 10 2                   13G                   Page 7 of 18 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON      TCV FRANCHISE FUND, L.P.
        See Item 2 for identification of its General Partner
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      3,200(A)
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   0(A)
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    3,200(A)
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      0(A)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        3,200(A)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       0.0%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------


(A) Please see item 4.

---------------------                                         ------------------
CUSIP NO. 318224 10 2                   13G                   Page 8 of 18 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON      TCVF MANAGEMENT, L.L.C.
        See Item 2 for identification of its Managing Members
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      3,200(A)
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   0(A)
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    3,200(A)
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      0(A)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        3,200(A)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        0.0%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------


(A) Please see item 4.

---------------------                                         ------------------
CUSIP NO. 318224 10 2                   13G                   Page 9 of 18 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON      JAY C. HOAG
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S. Citizen
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      0 (A)
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   3,824,935(A)
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    3,824,935(A)
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      0 (A)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    3,824,935(A)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      10.8%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------


(A) Please see item 4. Includes warrants which can be immediately exercised for a total of 30,000 shares of Common Stock.

---------------------                                        -------------------
CUSIP NO. 318224 10 2                   13G                  Page 10 of 18 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON      RICHARD H. KIMBALL
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY
--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S. Citizen
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER
                                      0 (A)
                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   3,824,935(A)
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH                    3,824,935(A)
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      0 (A)
                              --------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    3,824,935(A)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      10.8%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------


(A) Please see item 4. Includes warrants which can be immediately exercised for a total of 30,000 shares of Common Stock.

---------------------                                        -------------------
CUSIP NO. 318224 10 2                   13G                  Page 11 of 18 Pages
---------------------                                        -------------------

ITEM 1.

                (a)     NAME OF ISSUER: FirePond, Inc. (the "Company")

                (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                        Waltham Woods Corporate Center
                        890 Winter Street Suite 300
                        Waltham, MA 02451


ITEM 2.

        Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

        I.

                (a) TCV III, L.P., a Delaware limited partnership ("TCV III, L.P."). The General Partner of TCV III, L.P. is Technology Crossover Management III, L.L.C., a Delaware limited liability company ("TCM III"). The sole Managing Members of TCM III are Jay C. Hoag ("Hoag") and Richard
                        H. Kimball ("Kimball").
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     318224 10 2

        II.

                (a) TCV III (Q), L.P., a Delaware limited partnership ("TCV III (Q)"). The General Partner of TCV III (Q) is TCM III.
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     318224 10 2
        III.
                (a) TCV III Strategic Partners, L.P., a Delaware limited partnership ("TCV III SP"). The General Partner of TCV III Strategic Partners is TCM III.
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     318224 10 2

        IV.
                (a)     TCV III (GP), a Delaware general partnership ("TCV III
                        (GP)"). The Managing General Partner of TCV III (GP) is TCM III.
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     318224 10 2

---------------------                                        -------------------
CUSIP NO. 318224 10 2                   13G                  Page 12 of 18 Pages
---------------------                                        -------------------

        V.
                (a) Technology Crossover Management III, L.L.C., a Delaware limited liability company.
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     318224 10 2

        VI.
                (a) TCV Franchise Fund, L.P., a Delaware limited partnership ("TCV FF"). The General Partner of TCV FF is TCVF Management, L.L.C., a Delaware limited liability company ("TCVF"). The sole Managing Members of TCVF are Hoag and Kimball.
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     318224 10 2

        VII.
                (a) TCVF Management, L.L.C., a Delaware limited liability company.
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     Delaware
                (d)     Common Stock
                (e)     318224 10 2

        VIII.
                (a)     Jay C. Hoag
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     U.S. Citizen
                (d)     Common Stock
                (e)     318224 10 2

        IX.
                (a)     Richard H. Kimball
                (b)     528 Ramona Street, Palo Alto, CA 94301
                (c)     U.S. Citizen
                (d)     Common Stock
                (e)     318224 10 2

ITEM 3.

        Not Applicable

ITEM 4.

        (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:

---------------------                                        -------------------
CUSIP NO. 318224 10 2                   13G                  Page 13 of 18 Pages
---------------------                                        -------------------


                     Common Stock                                          Dispositive
Filing Person      Beneficially Owned    % of Class (1)    Voting Power       Power
-------------      ------------------    --------------    ------------    -----------
TCV III, L.P.(2)         131,845            0.4%             sole            sole
TCV III (Q)(2)         3,504,273            9.9%             sole            sole
TCV III SP(2)            157,859            0.4%             sole            sole
TCV III (GP)(2)           27,758            0.1%             sole            sole
TCM III                3,821,735           10.7%             sole            sole
TCV FF(3)                  3,200            0.0%             sole            sole
TCVF(3)                    3,200            0.0%             sole            sole
Hoag(4)                3,824,935           10.8%            shared           sole
Kimball(4)             3,824,935           10.8%            shared           sole

                      (1) All percentages in this table are based on the 35,558,821 shares of Common Stock of the Company outstanding, as reported in the Company's Form 10-Q filed with the Securities and Exchange Commission on September 14, 2000.

                      (2) Each noted entity (together, the "TCV III Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM III, as sole General Partner of TCV III, L.P., TCV III (Q) and TCV III SP and the Managing General Partner of TCV III (GP), may also be deemed to have sole voting and investment power with respect to such securities. TCM III disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

                      (3) TCV FF is the holder of record of the securities set forth opposite its name and has sole voting and investment power with respect to such securities. TCVF, as sole General Partner of TCV FF, may also be deemed to have sole voting and investment power with respect to such securities. TCVF disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

                      (4) Under the operating agreement of TCM III and TCVF, Hoag and Kimball have the independent power to cause the funds managed by such entity to buy and sell securities of publicly traded portfolio companies, however, in general, they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and Kimball may also be deemed to have sole dispositive power and shared voting power with respect to the securities held by the TCV III Funds and TCV FF. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

                             Except as set forth in this Item 4(a) - (c), each of the Filing Persons disclaims beneficial ownership of

----------------------                                       -------------------
CUSIP NO. 318224 10 2                   13G                  Page 14 of 18 Pages
---------------------                                        -------------------

                             any Common Stock owned beneficially or of record by any other Filing Person.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationships among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not Applicable.

ITEM 10. CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                        MATERIAL TO BE FILED AS EXHIBITS

        The following exhibit was filed as Exhibit 8 to the Schedule 13 D/A relating to the Common Stock of Expedia, Inc. filed by the undersigned with the Securities and Exchange Commission on August 31, 2000 and is hereby incorporated herein by reference:

        Exhibit A - Statement Appointing Designated Filer and Authorized Signatories dated February 22, 2000.

        The following exhibit was filed as Exhibit F to the Schedule 13G relating to the Common Stock of eLoyalty Corporation filed by the undersigned with the Securities and Exchange Commission on June 5, 2000 and is hereby incorporated herein by reference:

        Exhibit B - Statement Appointing Designated Filer and Authorized Signatories dated June 1, 2000.

        Exhibit C - Joint Filing Agreement dated December 15, 2000.

--------------------                                        --------------------
CUSIP NO. 318224 10 2                   13G                  Page 15 of 18 Pages
---------------------                                        -------------------

                                   SIGNATURES


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 12, 2001


                                        TCV III, L.P.,
                                        a Delaware Limited Partnership

                                        By: /s/ Carla S. Newell
                                            ------------------------------------
                                            Carla S. Newell
                                            Authorized Signatory


                                        TCV III (Q), L.P.,
                                        a Delaware Limited Partnership

                                        By: /s/ Carla S. Newell
                                            ------------------------------------
                                           Carla S. Newell
                                           Authorized Signatory


                                        TCV III STRATEGIC PARTNERS, L.P.,
                                        a Delaware Limited Partnership

                                        By: /s/ Carla S. Newell
                                            ------------------------------------
                                            Carla S. Newell
                                            Authorized Signatory



                                        TCV III (GP),
                                        a Delaware General Partnership

                                        By: /s/ Carla S. Newell
                                            ------------------------------------
                                            Carla S. Newell
                                            Authorized Signatory



                                        TECHNOLOGY CROSSOVER
                                        MANAGEMENT III, L.L.C.,
                                        a Delaware Limited Liability Company

                                        By: /s/ Carla S. Newell
                                            ------------------------------------
                                            Carla S. Newell
                                            Authorized Signatory

---------------------                                        -------------------
CUSIP NO. 318224 10 2                   13G                  Page 16 of 18 Pages
---------------------                                        -------------------

                                        TCV Franchise Fund, L.P.,
                                        a Delaware Limited Partnership

                                        By: /s/ Carla S. Newell
                                            ------------------------------------
                                            Carla S. Newell
                                            Authorized Signatory


                                        TCVF MANAGEMENT, L.L.C.
                                        a Delaware Limited Liability Company

                                        By: /s/ Carla S. Newell
                                            ------------------------------------
                                            Carla S. Newell
                                            Authorized Signatory


                                        JAY C. HOAG


                                        By: /s/ Carla S. Newell
                                            ------------------------------------
                                            Carla S. Newell
                                            Authorized Signatory


                                        RICHARD H. KIMBALL


                                        By: /s/ Carla S. Newell
                                            ------------------------------------
                                           Carla S. Newell
                                           Authorized Signatory

---------------------                                        -------------------
CUSIP NO. 318224 10 2                   13G                  Page 17 of 18 Pages
---------------------                                        -------------------


                                                                       EXHIBIT C

                             JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01 per share, of FirePond, Inc., a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 15th day of December, 2000.

                                        TCV III(GP)

                                        By: /s/ Carla S. Newell
                                            ------------------------------------
                                        Name: Carla S. Newell
                                        Its: Authorized Signatory

                                        TCV III, L.P.

                                        By: /s/ Carla S. Newell
                                            ------------------------------------
                                        Name: Carla S. Newell
                                        Its: Authorized Signatory

                                        TCV III(Q), L.P.

                                        By: /s/ Carla S. Newell
                                            ------------------------------------
                                        Name: Carla S. Newell
                                        Its: Authorized Signatory

                                        TCV III STRATEGIC PARTNERS, L.P.

                                        By: /s/ Carla S. Newell
                                            ------------------------------------
                                        Name: Carla S. Newell
                                        Its: Authorized Signatory

                                        TECHNOLOGY CROSSOVER MANAGEMENT III,
                                        L.L.C.

                                        By: /s/ Carla S. Newell
                                            ------------------------------------
                                        Name: Carla S. Newell
                                        Its: Authorized Signatory

                                        TCV Franchise Fund, L.P.

                                        By: /s/ Carla S. Newell
                                            ------------------------------------
                                        Name: Carla S. Newell
                                        Its: Authorized Signatory

---------------------                                        -------------------
CUSIP NO. 318224 10 2                   13G                  Page 18 of 18 Pages
---------------------                                        -------------------


                                       TCVF MANAGEMENT, L.L.C.

                                       By: /s/ Carla S. Newell
                                           -------------------------------------
                                       Name: Carla S. Newell
                                       Its: Authorized Signatory


                                       JAY C. HOAG

                                       /s/ Carla S. Newell
                                       -----------------------------------------
                                       By: Carla S. Newell, Authorized Signatory


                                       RICHARD H. KIMBALL

                                       /s/ Carla S. Newell
                                       -----------------------------------------
                                       By: Carla S. Newell, Authorized Signatory